Exhibit 10.1

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (this “Agreement”) by and between HemaCare Corporation., a California corporation (the “Company”) and Judi Irving (the “Executive”), is dated as of this 6th day of June, 2005.

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in Section 2 below) of the Company.  The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations.  Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.                                       Definitions.

(a)                                  “Cause” shall mean a willful act by you which constitutes Gross Misconduct and which had or will have a material injurious effect on the Company’s business or reputation.

(b)                                 The “Change of Control Period” shall mean the period commencing upon Change of Control and ending on the first anniversary of the date thereof.

(c)                                  The Executive shall be deemed to be “Constructively Terminated” if during the Change of Control Period, (i) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities are not at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the one hundred twenty (120) day period immediately preceding the Change of Control, (ii)  the Executive’s annual base salary and bonus compensation is reduced by more than five percent (5%), unless such reduction is part of a uniformly applied program of reductions reasonably adopted by the Board due to the Company’s then business condition, (iii) the Executive’s services are required to be performed at a location greater than thirty five (35) miles from the location where the Executive was employed immediately preceding the Effective Date or (iv) the Executive is required to engage in a substantially increased amount of travel on Company business.

(d)                                 “Date of Termination” shall mean the date on which Executive’s employment with the Company is terminated or Constructively Terminated by reason of a Change of Control that occurs during the Change of Control Period.

(e)                                  “Disability” shall mean that, at the time your employment is terminated, you have been unable to perform the duties of your position for a period of one hundred eighty (180) consecutive days as the result of your incapacity due to physical or mental illness.

(f)                                    The “Effective Date” shall mean the first date during the Change of Control Period on which a Change of Control occurs.  Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

(g)                                 “Gross Misconduct” shall mean (i) theft or damage of Company property, (ii) use, possession, sale or distribution of illegal drugs, (iii) being under the influence of alcohol or drugs (except to the extent medically prescribed) while on duty or on Company premises, (iv) improper disclosure of confidential information, (v) conduct endangering, or likely to endanger, the health or safety of another employee or (vi) falsifying or misrepresenting information on Company records.

2.                                       Change of Control.  For the purpose of this Agreement, a “Change of Control” shall mean:

(a)                                  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions of stock shall not constitute a Change of Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (iv) any transaction, the sole purpose of which is to change the state of incorporation or (v) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2;

(b)                                 Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)                                  Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)                                 Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

3.                                       Compensation Upon Certain Terminations of Employment Following a Change of Control.  In the event the Executive’s employment is terminated or Constructively Terminated by reason of Change of Control that occurs during the Change of Control Period, the following shall be applicable:

(a)                                  The Executive shall be entitled to receive, at her option, either (i) a lump sum cash payment equal to two (2) times the Executive’s annual base salary, which shall be due within thirty (30) days after the Date of Termination or (ii) twenty four (24) equal monthly installments which in aggregate shall be equal to two (2) times the Executive’s annual base salary, the first payment of which shall be due within thirty (30) days after the Date of Termination.  For purposes of this Agreement, “annual base salary” shall mean one (1) year of base salary, at the highest base salary rate that Executive was paid by the Company in the twelve (12) months prior to the Date of Termination (the “Look Back Period”).

(b)                                 The Company shall continue to pay any health insurance benefits as were provided to Executive and her family under the plans of the Company as of the Change of Control for a period of eighteen (18) months following the Date of Termination.

(c)                                  All outstanding stock options previously granted under any Company stock option plan, whether vested or unvested, shall be accelerated and become immediately exercisable for a period of six (6) months after the Date of Termination.

(d)                                 Notwithstanding the foregoing, the Company shall have no obligation to make any payment or offer any benefits under this Section 3 if the Executive’s employment is terminated for Cause, death, Disability, retirement or resignation other than for good reason following a Change of Control.

4.                                       Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, practice, policy or program provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, practice, policy or program or contract or agreement except as explicitly modified by this Agreement.

5.                                       Full Settlement.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

6.                                       Duty to Mitigate.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

7.                                       Fees and Expenses.  The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

8.                                       Tax.

(a)                                  The Company shall have no liability for any tax liability of Executive attributable to any payments made under this Agreement.  The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(b)                                 Anything in this Agreement to the contrary notwithstanding, (1) in the event that any payment to or for the Executive’s benefit (whether payable pursuant to the terms of this Agreement or otherwise) would not be deductible by the Company as a result of Section 280G of the Code then the aggregate amount payable under Section 3 shall be reduced (but not below zero dollars), so that after giving effect to such reduction, no payment made to or for the Executive’s benefit will fail to be deductible because of Section 280G, and (2) if the Executive establishes (in accordance with Section 280G) that all or any portion of the aggregate “parachute payments” (as defined in Section 280G) payable to or for the Executive’s benefit constitute reasonable compensation for services actually rendered, and if the present value of all such “parachute payments” which constitute reasonable compensation exceeds two hundred ninety-nine percent (299%) of the Executive’s “base amount” (as defined in Section 280G), then the Executive shall be entitled to receive an amount equal to (but not greater than) the present value of all such “parachute payments” which constitute reasonable compensation.  For purposes of this Section 8(b), the “present value” of any payment shall be determined in accordance with Section 1274(b)(2) of the Code.  If it is established that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Section 8(b), the aggregate “parachute payments” paid to or for the Executive’s benefit are in an amount that would result in any portion of such “parachute payments” not being deductible, then the Executive shall have an obligation to pay the Company upon demand an amount equal to the sum of (1) the excess of the aggregate “parachute payments” paid to or for the Executive’s benefit over the aggregate “parachute payments” that could have been paid to or for the Executive’s benefit without any portion of such “parachute payments” not being deductible; and (2) interest on the amount set forth in clause (1) of this sentence at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of the receipt of such excess by or for the Executive’s behalf until the date of such payment.

9.                                       Successors.

(a)                                  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)                                  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

10.                                 Miscellaneous.

(a)                                  Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)                                 Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Judi Irving

21101 Oxnard Street

Woodland Hills, California 91367

If to the Company:

HemaCare Corporation
21101 Oxnard Street
Woodland Hills, California 91367
Phone: 877-310-0717 • Fax: 818-251-5300

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)                                  Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)                                 Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not forma part of this Agreement.

(e)                                  Waiver.  No provision of this Agreement shall be modified, waived or discharged unless such modification, waiver or discharge is agreed to and signed in writing by Executive and an authorized officer of the Company (other than Executive).

(f)                                    Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

HemaCare Corporation

By:	/s/ Julian Steffenhagen
Name:	Julian Steffenhagen
Title:	Chairman of the Board

Executive

By:	/s/ Judi Irving
Name:	Judi Irving
Title:	President and Chief Executive Officer